Burton Consulting Inc.
509 - 475 Howe Street
Vancouver, B. C. V6C 2B3
Canada
cell: 604-525-8403 email: aburton@shaw.ca

CONSENT of QUALIFIED PERSON

I, Alex Burton, Professional Engineer and Registered Professional Geologist, herewith consent to being named as responsible for the 'NI 43.101 Technical Report' and furthermore I consent to the summary given in the S-1 Prospectus.

Dated August 31, 2012

Alex Burton, P. Eng., P. Geo.
Member APEG, BC, Canada
Registration Number 6262